May 20, 2009

Terex Corporation

200 Nyala Farm Road

Westport, CT 06880

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Terex Corporation, a Delaware corporation (the “Company”), and am rendering this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to register 3,000,000 shares of the Company’s common stock, par value $.01 per share (the "Common Stock"), issuable under the Terex Corporation 2009 Omnibus Incentive Plan (the "Plan").

I am admitted to the practice of law in the State of New York and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

In connection with the foregoing, I have examined, among other things, the Registration Statement, the Plan, and originals or copies, satisfactory to me, of all such corporate records and of all such agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity with the original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various facts material to such opinion, I have, to the extent relevant facts were not independently established by me, relied on certificates of public officials and certificates and oaths and declarations of officers or other representatives of the Company.

Based upon and subject to the foregoing, I am of the opinion that the 3,000,000 shares of the Company's Common Stock being registered pursuant to the Registration Statement, when issued pursuant to the provisions of the Plan and upon payment of the purchase price therefor, will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name in such Registration Statement as counsel who has passed upon the legality of the Common Stock, including any amendment thereto.

Respectfully,

/s/ Eric I Cohen

Senior Vice President, General Counsel and Secretary